EXHIBIT 99.1

Martha Stewart Living Omnimedia Appoints Robert Peterson and Michael

Zacharia to its Board of Directors

Directors to Serve as J.C. Penney Corporation’s Series A Designees

NEW YORK, June 11, 2013 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced the election of Robert Peterson and Michael Zacharia to its Board of Directors. Mr. Peterson and Mr. Zacharia are the Series A Designees of J.C. Penney Corporation, Inc. (“JCP”).

Mr. Peterson, an investment executive, is currently Senior Vice President of Corporate Strategy for JCP, responsible for strategy and long-range planning. Mr. Zacharia currently serves as executive coach and consultant, building on an accomplished career as a retail executive, lawyer and U.S. Commerce Department official.

“We are pleased to welcome Robert and Michael as valuable additions to our Board of Directors,” said Martha Stewart, Founder and Non-Executive Chairman. “I look forward to working with them.”

Mr. Peterson, a member of JCP’s Executive Board, previously served for nearly 20 years at Piper Jaffray Companies, most recently as global head of equities. Prior to that, he served as the head of private client services. Mr. Peterson currently serves on the board of directors of Children’s Medical Center of Dallas, and previously served as a member of the board at Gillette Children’s Specialty Healthcare in St. Paul, Minnesota, and as a member of the advisory board of the University of Minnesota’s Carlson Fund Enterprise.

Prior to consulting, Mr. Zacharia was an executive at DFS Group Limited, the world’s largest travel retail company, where he served as Executive Vice President for Business Development, General Counsel and Secretary. In addition to consulting, Mr. Zacharia teaches Cross-cultural Negotiations and Dispute Resolution as an Adjunct Professor of Law at the Straus Institute for Dispute Resolution at the Pepperdine University School of Law. He also serves as Co-Director of the Pacis Project on Faith Based Diplomacy, a joint venture between Pepperdine University and the International Center for Religion and Diplomacy in Washington D.C. Prior to joining DFS Group Limited in 1995, Mr. Zacharia was a partner at the law firm of Wiley Rein & Fielding. Mr. Zacharia has also served as Assistant Secretary of Commerce for Export Administration, Deputy Assistant Secretary of State for International Trade Controls, and Special Counsel to the Undersecretary for International Trade in the U.S. Commerce Department.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Company reaches approximately 100 million consumers across all media platforms each month and has a growing retail presence in thousands of retail locations. MSLO’s media brands, available across multiple platforms, include Martha Stewart Living, Martha Stewart Weddings, and Everyday Food; the Company also offers books and utility Apps. MSLO’s television and video programming includes “Martha Stewart’s Cooking School” and “Martha Bakes” series on PBS, in addition to new made-for-the-web video and a vast library of how-to content available online. Martha Live, a new radio show hosted by Martha Stewart, airs every weekday on SIRIUS XM Channel 107. MSLO also designs high-quality Martha Stewart products in a range of lifestyle categories available through select retailers, including The Home Depot, Macy’s, jcpenney, Staples (together with Avery), PetSmart, Michaels and Jo-Ann Fabric & Craft Stores. The MSLO family of brands also includes Chef Emeril Lagasse’s media and merchandising properties.

Additional information about MSLO is at www.marthastewart.com.